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                                 AMENDMENT NO. 3
                             PARTICIPATION AGREEMENT

     The Participation Agreement (the "Agreement") dated October 7, 1996 and amended on November 11, 1997 and August 13, 2001, by and among AIM Variable Insurance Funds, a Delaware trust, A I M Distributors, Inc., a Delaware corporation, IDS Life Insurance Company of New York, a New York life insurance company, and American Express Financial Advisors Inc., is hereby amended as follows:

     SECTION 18. CONFIDENTIALITY, of the Agreement is hereby deleted in its entirety and replaced with the following:

     SECTION 18. CONFIDENTIALITY

     Notwithstanding anything to the contrary contained in this Agreement, in addition to and not in lieu of other provisions in this Agreement

          (a) "IDS Life of New York Confidential Information" includes but is not limited to all proprietary and confidential information of the IDS Life of New York Insurance Company and its subsidiaries, affiliates and licensees (collectively the "IDS Life of New York Protected Parties" for purposes of this Section 18), including without limitation all information regarding the customers of the IDS Life of New York Protected Parties; the numbers, names, addresses, social security numbers or any other personal identifier of such customers; or any information derived therefrom. IDS Life of New York Confidential Information shall not include information which is (a) in or becomes part of the public domain, except when such information is in the public domain due to disclosure by AVIF in violation of this Agreement, (b) demonstrably known to AVIF prior to execution of this Agreement, (c) independently developed by AVIF in the ordinary course of business outside of this Agreement, or (d) rightfully and lawfully obtained by AVIF from any third party other than IDS Life of New York.

          (b) AVIF and AIM agree that the identities of the customers of IDS Life of New York Protected Parties, information maintained regarding such customers, all computer programs and procedures or other information developed or used by IDS Life of New York Protected Parties or any of their employees or agents in connection with IDS Life of New York's performance of its duties under this Agreement are the valuable property of IDS Life of New York Protected Parties.

          (c) Neither AIM nor AVIF may use or disclose IDS Life of New York Confidential Information for any purpose other than to carry out the purpose for which IDS Life of New York Confidential Information was provided to AIM or AVIF as set forth in the Agreement or as required by law or judicial process; and AIM and AVIF agree to cause all their employees, agents and representatives, or any other party to whom AIM or AVIF may provide access to or disclose IDS Life of New York Confidential Information to limit the use and disclosure of IDS Life of New York Confidential Information to that purpose.

          (d) "AVIF Confidential Information" includes but is not limited to all proprietary and confidential information of the AVIF Company and its subsidiaries, affiliates and licensees (collectively the "AVIF Protected Parties" for purposes of this Section 18), including without limitation all information regarding the customers of the Protected Parties; or the accounts, account numbers, names, addresses, social security numbers or any other personal identifier of such customers; or any information derived therefrom. AVIF Confidential Information shall not include information which is (a) in or becomes part of the public domain, except when such information is in the public domain due to disclosure by IDS Life of New York in violation of this Agreement, (b) demonstrably known to IDS Life of New York prior to execution of this Agreement, (c) independently developed by IDS Life of New York in the ordinary course of business outside of this Agreement, or (d) rightfully and lawfully obtained by IDS Life of New York from any third party other than AVIF.

          (e) IDS Life of New York agrees that the identities of the customers of AVIF, information maintained regarding such customers, all computer programs and procedures or other information developed or used by AVIF Protected Parties or any of their employees or


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     agents in connection with AVIF's performance of its duties under this
     Agreement are the valuable property of AVIF Protected Parties.

          (f) IDS Life of New York may not use or disclose AVIF Confidential Information for any purpose other than to carry out the purpose for which AVIF Confidential Information was provided to IDS Life of New York as set forth in the Agreement or as required by law or judicial process; and IDS Life of New York agrees to cause all its employees, agents and representatives, or any other party to whom IDS Life of New York may provide access to or disclose AVIF Confidential Information to limit the use and disclosure of AVIF Confidential Information to that purpose.

          (g) Each party agrees to implement appropriate measures designed to ensure the security and confidentiality of such confidential information, to protect such confidential information against any anticipated threats or hazards to the security or integrity of such confidential information, and to protect against unauthorized access to, or use of, such confidential information that could result in substantial harm or inconvenience to any party's customer; each party further agrees to cause all their agents, representatives or subcontractors of, or any other party to whom such party may provide access to or disclose such confidential information to implement appropriate measures designed to meet the objectives set forth in this Section 18.

          (h) Each party acknowledges that any breach of the agreements in this
     Section 18 may result in immediate and irreparable harm for which there may be no adequate remedy at law and agree that in the event of such a breach, the other parties may be entitled to equitable relief by way of temporary and permanent injunctions, as well as such other relief as any court of competent jurisdiction deems appropriate. This Section 18 shall survive termination of this Agreement.

All other terms and provisions of the Agreement not amended herein shall remain in full force and effect.

Effective Date: as of May 1, 2002.

                                        AIM VARIABLE INSURANCE FUNDS


Attest: /s/ Nancy L. Martin             By: /s/ Carol F. Relihan
        -----------------------------       ------------------------------------
Name: Nancy L. Martin                   Name: Carol F. Relihan
Title: Assistant Secretary              Title: Senior Vice President


                                        A I M DISTRIBUTORS, INC.


Attest: /s/ Nancy L. Martin             By: /s/ Michael J. Cemo
        -----------------------------       ------------------------------------
Name: Nancy L. Martin                   Name: Michael J. Cemo
Title: Assistant Secretary              Title: President


                                        IDS LIFE INSURANCE COMPANY OF NEW YORK


Attest: /s/ Mary Ellyn Minenko          By: /s/ Gumer C. Alvero
        -----------------------------       ------------------------------------
Name: Mary Ellyn Minenko                Name: Gumer C. Alvero
Title: Assistant Secretary              Title: Vice President, Annuities


                                        AMERICAN EXPRESS FINANCIAL ADVISORS INC.


Attest: /s/ C. Nikol Davies             By: /s/ Gumer C. Alvero
        -----------------------------       ------------------------------------
Name: C. Nikol Davies                   Name: Gumer C. Alvero
Title: Assistant Secretary              Title: Vice President, Annuities


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